UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2009

Advanta Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

In response to questions received by management related to expectations for customer payment rates during early amortization of the securitization trust and to disclose the Advanta Business Card Master Trust’s (“ABCMT”) April credit performance, management is providing the following information.

Historical payment information:

Each month, credit card customers whose receivables are part of the ABCMT and had a payment due, make payments, ranging from less than their minimum payment due to payment of more than their outstanding balance.  The chart below indicates, for the billing periods in January 2009 through April 2009, the percentage of the number of accounts and the percentage of the total amount of payments received that fall into various payment categories.   The payment categories are determined by comparing the payments received in the billing period to the amount due in the prior billing period.  For example, approximately 33.5% - 34.3% of the accounts (“Transactor Accounts”) paid their outstanding balance amount or more, and these payments represent 68.4% - 69.8% of the total amount of payments received in these billing periods.

	Percent of Accounts	Percent of Total Payments Received
Paid less than Minimum Amount Due	12.7% - 13.9%	1.2% - 1.5%
Paid Minimum Amount Due	12.6% - 13.7%	2.8% - 3.2%
Paid more than Minimum Due but less than Full Balance	39.2% - 40.0%	26.0% - 27.2%
Paid Outstanding Balance Amount or More	33.5% - 34.3%	68.4% - 69.8%

To describe this a little further, without the payments received from Transactor Accounts, payment rates for the periods January 2009 through April 2009 would have been 68.4% to 69.8% lower than those reported.  Principal payment rates reported for the trust for these billing periods were between 17.6% and 19.5%.  Reducing this for Transactor Account payments, we estimate that the payment rates for these billing periods would have been between 5.3% and 6.1%.  Since Transactor Accounts generally pay-off in one month, we would not expect the higher level of payments after the first month once early amortization begins.

April 2009 credit performance for the ABCMT:

As of April 30, 2009 the ABCMT Receivables balance was $4.5 billion.

The default rate for the April 2009 Monthly Period was 20.15% compared to 17.31% for the March 2009 Monthly Period.  The aggregate outstanding balance of the Accounts which were delinquent 90 days or greater as of the end of the April 2009 Monthly Period was 5.97% of total Receivables as compared to 5.96% as of the end of the March 2009 Monthly Period. The aggregate outstanding balance of the Accounts which were delinquent 30 days or greater as of the end of the April 2009 Monthly Period was 11.54% of total Receivables as compared to 11.92% as of the end of the March 2009 Monthly Period.  Capitalized terms used that are not otherwise defined herein have the meanings ascribed to them in Advanta Business Card Master Trust Master Indenture, the Transfer and Servicing Agreement or the AdvantaSeries Indenture Supplement related to the outstanding ABCMT securitization transactions.

Expected maturity of AdvantaSeries Class A (2006-A3) Notes:

In response to questions received by management regarding the AdvantaSeries Class A (2006-A3) note maturity under early amortization, which management expects will be determined on June 10, 2009, this note would not be paid in full on its Expected Final Principal Payment Date of June 22, 2009 but rather would share in the payments allocated to the Class A senior notes on a pro-rata basis, in accordance with the terms of the AdvantaSeries Indenture Supplement.

The information contained in this Form 8-K is being filed and shall be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those projected. The most significant of these risks and uncertainties are:  (1) factors affecting plans to maximize the Company’s capital and its liquidity measures, including factors impacting the successful execution and completion of the tender offers for the trust preferred securities and the AdvantaSeries securitization notes; and (2) the impact of any legal, regulatory, administrative or other proceedings.  Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)

Date:	May 15, 2009
		By:	/s/ Jay A. Dubow
Jay A. Dubow
Senior Vice President, Chief
Administrative Officer,
Secretary and General Counsel